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                      LIQUIDATION AND DISSOLUTION AGREEMENT

         This is an agreement (the "Agreement") dated January 22, 2002 by and among Three Cities Fund III, L.P. ("TCF III"), a Delaware limited partnership, Thayer Equity Investors III, L.P. ("Thayer"), a Delaware limited partnership, CVG Investment LLC ("CVGI"), a Delaware limited liability company and sole holder of 7.5% Convertible Senior Subordinated Notes and 7.5% Exchangeable Senior Subordinated Notes (the "7.5% Notes") of Classic Vacation Group, Inc. (the "Company") and GV Investment LLC ("GVI"), a Delaware limited liability company and sole holder of 9% Convertible Subordinated Notes (the "9% Notes") of the Company, which Agreement is as follows:

         1. Thayer and TCF III each will do everything in its power to cause CVGI to, and CVGI will, as promptly as practicable after (i) the 7.5% Notes are purchased by Expedia, Inc. ("Expedia"), a Washington corporation, in exchange for shares of Expedia common stock (the "Expedia Shares") pursuant to a Note Purchase Agreement (the "Expedia Note Purchase Agreement") dated as of the date of this Agreement by and among CVGI, GVI, the Company and Expedia, (ii) CVGI sells all of the Expedia Shares for cash in one or more transactions as contemplated by Section 2.09 of the Expedia Note Purchase Agreement and (iii) CVGI receives any additional consideration (and, if such consideration is received in the form of Expedia Shares, CVGI sells those Expedia Shares) or refunds any amounts received in excess of the 7.5% Notes Purchase Price as contemplated by Section 2.09(c) of the Expedia Note Purchase Agreement, distribute the 7.5% Note Purchase Price proceeds, less any expenses CVGI has incurred, to TCF III and Thayer in proportion to the respective numbers of membership units in CVGI that each of them holds.

         2. In lieu of Thayer paying to GVI the 9% Notes Option exercise price and GVI issuing to Thayer 9% Notes, GVI will, as promptly as practicable after
(i) the 9% Notes are purchased by Expedia in exchange for Expedia Shares pursuant to the Expedia Note Purchase Agreement and (ii) GVI receives from sales of Expedia Shares for cash net proceeds of at least $3,000,000 in excess of the sums GVI is required to pay to Allied Capital Corporation under GVI's 12% Partially Exchangeable Notes, GVI will pay to Thayer $3,000,000 of the 9% Notes Purchase Price proceeds in full satisfaction of each of GVI and Thayer's obligations under Section 5.2 of a Capital Contribution Agreement dated November 2, 2001, as amended, among CVGI, TCF III, GVI and Thayer. GVI agrees that it will sell a sufficient amount of Expedia Shares necessary to make the $3,000,000 payment to Thayer as promptly as practicable following the day on which it is permitted to sell Expedia Shares under the Expedia Note Purchase Agreement.

         3. Thayer instructs GVI to (i) retain $495,761 out of the $3,000,000 payment described in Paragraph 2 and (ii) pay $484,745 of that amount to the unaffiliated public shareholders of the Company at the rate of $0.11 per share in accordance with Section 6.06(b) of the Expedia Note Purchase Agreement.

         4. As the sole members of CVGI, Thayer and TCF III each will do everything in its power to cause CVGI to dissolve, as promptly as practicable following the completion of all distributions described in Paragraph 1 (the "Dissolution Event"), in accordance with 12.1.4 of CVGI's Limited Liability Company Agreement.
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         IN WITNESS WHEREOF, the TCF III, Thayer, GVI and CVGI have executed this Agreement, intending to be legally bound by it, on the day shown above.

                                   THREE CITIES FUND III, L.P.

                                   By: TCR Associates III, L.L.C.,
                                        General Partner
                                        By: TCR GP, L.L.C.
                                             Managing Member


                                   By:      /s/ WILLEM DE VOGEL
                                      -----------------------------------------
                                            Managing Member



                                   THAYER EQUITY INVESTORS III, L.P.

                                   By: TC Equity Partners, L.L.C., Its
                                        general partner


                                   By:      /s/ DANIEL A. RASKAS
                                      -----------------------------------------
                                            Managing Director

                                   GV INVESTMENT LLC


                                   By:      /s/ JEANETTE WELSH
                                      -----------------------------------------
                                            Name: Jeanette Welsh
                                            Title: Secretary

                                   CVG INVESTMENT LLC


                                   By:      /s/ JEANETTE WELSH
                                      -----------------------------------------
                                            Name: Jeanette Welsh
                                            Title: Secretary